UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 27, 2009

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-10537

Delaware	36-3143493
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

37 South River Street

Aurora, Illinois  60507

(Address of principal executive offices, including zip code)

(630) 892-0202

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.                                         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Old Second Bancorp, Inc. (the “Company”) is a party to that certain Loan and Subordinated Debenture Purchase Agreement, dated as of January 31, 2008 (as amended, the “Agreement”), with Bank of America, N.A., as successor to LaSalle Bank National Association (the “Lender”).  The $75.5 million credit facility provided by the Agreement is comprised of the following: (i) up to $30.5 million of senior debt (the “Senior Debt”), which includes a $30.0 million revolving line of credit and $500,000 in term debt, and (ii) $45.0 million of subordinated debt (the “Subordinated Debt”).  Pursuant to the terms of the Agreement, the revolving line matures on March 31, 2010 and the term debt and the Subordinated Debt each mature on March 31, 2018.  The Senior Debt is secured with all of the issued and outstanding shares of Old Second National Bank, the Company’s wholly-owned subsidiary (the “Bank”).

As of July 31, 2009, the Company had no principal outstanding on the revolving line, $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in Subordinated Debt.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The Agreement contains certain customary representations and warranties and financial and negative covenants.  A breach of any of these covenants could result in a default under the Agreement.  At June 30, 2009, the Company did not comply with two of the financial covenants in the Agreement.  The first such covenant requires the Bank to maintain the ratio of its nonperforming loans to the Company’s Tier 1 capital to not more than 25.0%.  As of June 30, 2009, this ratio was 61.71%.  The second such covenant requires the Bank to maintain, on an annualized basis, a return on average total assets of at least 0.60%.  As June 30, 2009, the Bank’s return on average total assets was (1.79) %.  On July 27, 2009, the Lender provided notice to the Company that its noncompliance with the minimum ratio of nonperforming loans to Tier 1 capital, following a 30 day period after the receipt of the notice, will cause an event of default under the Agreement.

The Agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the Lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the Senior Debt by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is $500,000.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the Lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s breach of a financial covenant.

In its notice to the Company, the Lender indicated that after the 30 day period lapses following the notice, the Lender will not extend any additional credit or make additional disbursements to or for the benefit of the Borrower.  The Lender also indicated that it is not presently exercising any of its other rights or remedies under the Agreement and that it reserves all of its rights and remedies available to the Lender. The Company and the Lender are in discussions regarding the potential resolution of the issues, including a change in the covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Second Bancorp, Inc.

Dated: July 31, 2009	By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President and Chief Financial Officer